EXHIBIT 99.1
Press Release
TreeHouse Foods, Inc. Reports Second Quarter Results
Downers Grove, IL, August 8, 2005 — TreeHouse Foods, Inc. (NYSE: THS) today announced that the company earned $0.04 per diluted share for the quarter ended June 30, 2005, compared to $0.41 per diluted share in the second quarter of 2004. For the six months ended June 30, 2005, earnings per diluted share were $.40 compared to $.82. Net income for the second quarter was $1.3 million compared to $12.6 million. For the six months, net income was $12.3 million compared to $25.5 million.
TreeHouse was spun off from Dean Foods (NYSE:DF) during the second quarter and commenced operating as a separate, standalone company on June 27, 2005. The costs of the spin-off transaction are included in second quarter and year to date results. Spin-off transaction costs included in income from operations in the second quarter were $9.5 million and for the year-to-date period were $9.6 million. These transaction costs reduced earnings per diluted share by $.31 in the second quarter and $.31 year-to-date. Excluding these non-recurring transaction costs, earnings per diluted share would have been $.35 for the second quarter and $.71 year-to-date. Spin-off transaction costs are included in other operating expense in the income statement and are not deductible for income taxes.
“I am very pleased with TreeHouse’s position as we begin our course as a public company,” said Sam K. Reed, chairman and chief executive officer. “Completing the spin-off and establishing a public company was a tremendous accomplishment. Results for the second quarter show that the businesses are operating on a sound basis. Results for our powdered non-dairy creamer segment were particularly impressive as this business continues to grow. The pickle segment remains challenged.”
Net sales for the second quarter totaled $185 million, an increase of 2.6% over the second quarter of 2004, primarily due to increases in non-dairy powdered creamer sales, which more than offset declines in pickle volumes.
Reported operating income was $9.1 million for the quarter and $27.2 million year-to-date. Before the effect of non-recurring transaction costs, operating income for the quarter was $18.6 million, a decline of $2.8 million from 2004. For the six months ended June 30, operating income before transaction costs was $36.9, a decline of $4.4 million. The declines were due to the increase in general and administrative costs for the new TreeHouse corporate management. Before this increase in general and administrative costs, operating earnings for the underlying businesses were flat in the second quarter and down slightly for the first half of 2005 compared to the prior year.
SEGMENT RESULTS
Pickle segment net sales for the second quarter decreased by approximately $4.6 million driven primarily by declining volumes. Adjusted gross margin fell by $2.9 million to 14.1% of net sales, compared to 16.3% in the year ago quarter. Adjusted gross margin is gross profit less delivery and commission costs and is our measure of segment performance. The margin erosion was driven by increases in packaging, raw material and labor costs as well as the negative impact on overhead of reduced volumes. The second quarter adjusted gross margin rate of 14.1% was the same as the 14.1% recorded in the first quarter.
Powder segment sales increased $7.7 million or 14% in the second quarter due to both volume and pricing increases. Adjusted gross margin increased by $.2 million but fell as a percentage of net sales from 17.7% to 15.8%. The decline in margin was primarily due to increases in raw material, plastic packaging and utility costs which have not been completely passed through to customers by higher prices.

OUTLOOK FOR THE REMAINDER OF 2005
TreeHouse reaffirmed the earnings guidance previously provided for 2005. The company expects operating income before non-recurring transaction expenses of between $64 and $67 million. Earnings per diluted share, excluding the one-time spin-off transaction costs, are expected to range between $1.23 and $1.30. This guidance excludes the effects of expensing stock options under SFAS 123(R), but it includes an estimate of $4 million from restricted stock expense in the second half of 2005. TreeHouse expects to adopt SFAS 123(R) in the third quarter of 2005 but does not yet have an estimate of stock option expense.
CONFERENCE CALL WEBCAST
A webcast to discuss the company’s financial results will be held at 10:00 a.m. (Eastern Daylight Time) today and may be accessed by visiting the “Webcast” section of the company website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Registration Statement on Form 10 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.
CONTACT
Investor Relations
TreeHouse Foods, Inc.
(630) 512-0592

FINANCIAL INFORMATION
TreeHouse Foods, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$185,008	$180,354	$351,383	$345,930
Cost of sales	144,544	137,889	273,075	263,868

Gross profit	40,464	42,465	78,308	82,062
Operating costs and expenses:
Selling and distribution	16,675	16,353	30,780	31,211
General and administrative	5,662	2,844	9,239	5,734
Management fee paid to Dean Foods	1,470	1,575	2,940	3,150
Other operating expense, net	7,135		7,279	—
Amortization expense	414	336	828	672

Total operating costs and expenses	31,356	21,108	51,066	40,767

Operating income	9,108	21,357	27,242	41,295
Other (income) expense:
Interest expense, net	172	186	365	365
Other (income) expense, net	(5)	110	(66)	99

Total other (income) expense	167	296	299	464

Income from continuing operations before income taxes	8,941	21,061	26,943	40,831
Income taxes	7,404	7,808	14,024	15,093

Income from continuing operations	1,537	13,253	12,919	25,738
(Loss) income from discontinued operations, net of tax	(256)	(605)	(595)	(274)

Net income	$1,281	$12,648	$12,324	$25,464

Average common shares:
Basic	30,801	30,801	30,801	30,801
Diluted	31,060	31,060	31,060	31,060
Earnings per common share:
Basic	$0.04	$0.41	$0.40	$0.83
Diluted	$0.04	$0.41	$0.40	$0.82

Supplemental Information:
Depreciation & Amortization	$4,134	$4,176	$8,256	$8,247
One-time spin-off transaction costs, before and after tax	9,486	—	9,630	—

Segment Information:
Pickle Segment
Net Sales	$94,798	$99,365	$168,001	$179,070
Adjusted gross margin	13,354	16,222	23,621	29,764
Adjusted gross margin percent	14.1%	16.3%	14.1%	16.6%

Powder Segment
Net Sales	$60,954	$53,287	$125,838	$111,734
Adjusted gross margin	9,607	9,426	20,816	19,263
Adjusted gross margin percent	15.8%	17.7%	16.6%	17.3%